Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-62478 on Form S-3 and Registration Statements No. 333-45591, No. 333-59603, No. 333-63507, No. 333-68081, No. 333-69831, No. 333-41060, No. 333-80123, No. 333-90305 and No. 333-123527 on Forms S-8 of our reports dated February 23, 2009 relating to the consolidated financial statements of Office Depot, Inc. and the consolidated financial statement schedule of Office Depot, Inc. and the effectiveness of Office Depot’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Office Depot, Inc. for the year ended December 27, 2008.
/s/DELOITTE & TOUCHE LLP
Certified Public Accountants
Boca Raton, Florida
February 23, 2009

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